Exhibit 3.2

EXECUTION VERSION

SIXTH AMENDED AND RESTATED BYLAWS

OF

FS KKR CAPITAL CORP. II

(THE “CORPORATION”)

ARTICLE I

STOCKHOLDERS

1.1 Meetings.

1.1.1 Place. Meetings of the stockholders shall be held at such place as may be designated by the board of directors.

1.1.2 Annual Meeting. An annual meeting of the stockholders for the election of directors and for other business shall be held on such date and at such time as may be fixed by the board of directors.

1.1.3 Special Meetings. Special meetings of the stockholders may be called at any time by the president, or the board of directors, or the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote at the meeting.

1.1.4 Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter.

1.1.5. Voting Rights. Except as otherwise provided herein, in the articles of incorporation or by law, every stockholder shall have the right at every meeting of stockholders to one vote for every share standing in the name of such stockholder on the books of the Corporation which is entitled to vote at such meeting. Every stockholder may vote either in person, by proxy or by unanimous written consent.

ARTICLE II

DIRECTORS

2.1 Number and Term. The board of directors shall have authority to (i) determine the number of directors that constitute the board of directors and (ii) fix the terms of office of the directors.

2.2 Meetings.

2.2.1 Place. Meetings of the board of directors shall be held at such place as may be designated by the board of directors or in the notice of the meeting.

2.2.2 Regular Meetings. Regular meetings of the board of directors shall be held at such times as the board of directors may designate. Notice of regular meetings need not be given.

2.2.3 Special Meetings. Special meetings of the board of directors may be called by the president or any two members of the board of directors on three days’ notice to each director, either personally or by mail (including electronic mail), telegram, telephone or facsimile transmission.

2.2.4 Quorum. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting.

2.2.5 Voting. Except as otherwise provided herein, in the articles of incorporation or by law, the vote of a majority of the directors present at any meeting at which a quorum is present shall constitute the act of the board of directors.

2.2.6 Committees. The board of directors may, by resolution adopted by a majority of the whole board of directors, designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the board of directors. Unless otherwise provided herein, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. Except as otherwise provided herein, in the articles of incorporation or by law, any such committee shall have and may exercise the powers of the full board of directors to the extent provided in the resolution of the board of directors directing the committee.

ARTICLE III

OFFICERS

3.1 Election. At its first meeting after each annual meeting of the stockholders, the board of directors shall elect a president, a secretary, a treasurer and such other officers as it deems advisable.

3.2 Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the board of directors. Except as otherwise provided by the resolution of the board of directors, (i) the president shall be the chief executive officer of the Corporation, shall have general supervision over the business and operations of the Corporation, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the board of directors and stockholders, (ii) the other officers shall have the duties customarily related to their respective offices and (iii) any vice president, or vice presidents in the order determined by the board of directors, shall in the absence of the president have the authority and perform the duties of the president.

ARTICLE IV

INDEMNIFICATION

4.1 Right to Indemnification. The Corporation shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Corporation or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of the Corporation serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Corporation or other enterprise, against expenses (including attorneys’ fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Corporation, except to the extent that such indemnification is prohibited by applicable law.

4.2 Advance of Expenses. Expenses incurred by an officer or director (acting in his capacity as such) in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding, provided, however, that if required by the Maryland General Corporation Law, as amended, such expenses shall be advanced only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the

Corporation as authorized in this Article IV or otherwise. Expenses incurred by other agents of the Corporation (or by the directors or officers not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced upon such terms and conditions as the board of directors deems appropriate. Any obligation to reimburse the Corporation for expense advances shall be unsecured and no interest shall be charged thereon.

4.3 Procedure for Determining Permissibility. To determine whether any indemnification or advance of expenses under this Article IV is permissible, the board of directors by a majority vote of a quorum consisting of directors not parties to such proceeding may, and on request of any person seeking indemnification or advance of expenses shall be required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, provided that, if there has been a change in control of the Corporation between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses and the time such claim is made, at the option of the person seeking indemnification or advance of expenses, the permissibility of indemnification or advance of expenses shall be determined by independent legal counsel. The reasonable expenses of any director or officer in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Corporation.

4.4 Contractual Obligation. The obligations of the Corporation to indemnify a director or officer under this Article IV, including the duty to advance expenses, shall be considered a contract between the Corporation and such director or officer, and no modification or repeal of any provision of this Article IV shall affect, to the detriment of the director or officer, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

4.5 Indemnification Not Exclusive; Inuring of Benefit. The indemnification and advance of expenses provided by this Article IV shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statute, provision of the articles of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in such person’s official capacity and as to actions in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

4.6 Insurance and Other Indemnification. The board of directors shall have the power to (i) authorize the Corporation to purchase and maintain, at the Corporation’s expense, insurance on behalf of the Corporation and on behalf of others to the extent that power to do so has not been prohibited by statute, (ii) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations and (iii) give other indemnification to the extent permitted by statute.

ARTICLE V

AMENDMENTS

These bylaws may be amended or repealed at any regular or special meeting of the board of directors by vote of a majority of all directors in office or at any annual or special meeting of stockholders by vote of holders of a majority of the outstanding stock entitled to vote.